Exhibit 99.2

Q&A Relating to the Declaration of Special Dividend and Note Tender Offer

1)	What percentage of the total amount of the Australia sale proceeds do these potential disbursements represent? What will you do with the rest?
A)	We are tendering for a principal amount of 10% Notes equal to the net proceeds we have received to date from the Australia sale. It is possible that we will receive additional net proceeds from the escrow that was established at closing or from the purchase price adjustment for the transaction, but we do not expect to make determinations regarding those proceeds until a later time.

2)	What is your current cash balance?

We don’t disclose intra-quarter balance sheet information. We will report our June 30, 2012 cash position in our Form 10-Q for the quarter ended June 30, 2012.

3)	What if all the Note holders tender? Do you have enough cash to fund the tender offer and the special dividend?
A)	Yes.

4)	How did you arrive at a dividend of $1.00 per share?
A)	Our board carefully considered the best interests of PTGi and its stockholders, including PTGi’s cash position and liquidity needs, in establishing the size of the special dividend. The dividend is being made pursuant to the $15 million general basket available for restricted payments under the indenture governing the 10% Notes.

5)	What is the ex-dividend date with respect to the special dividend?
A)	In accordance with its standard practices, the NYSE has established the ex-dividend date as June 28, 2012.

6)	Will the cash dividend be treated as a return of capital for tax purposes?
A)	Because PTGi has incurred tax losses, there is a chance that a portion of the cash dividend will be treated as a return of capital, with any distribution in excess of your adjusted basis treated as a capital gain.

7)	Why are you conducting a tender offer for the 10% Notes at par? The bonds are trading at greater than par. Why wouldn’t you conduct a dutch tender?
A)	The indenture for the 10% Notes requires PTGi under certain circumstances following an asset sale to conduct a tender offer for the 10% Notes at a purchase price equal to 100% of the principal amount thereof plus accrued but unpaid interest to the date of purchase. We are conducting the tender offer in accordance with the indenture requirements.

8)	What happens if the Note holders don’t tender their holdings?
A)	Any remaining funds following the tender offer will become available for general corporate purposes. We have not made any specific determinations regarding our use of any such remaining proceeds.

9)	Are there any restrictions in the indenture agreements to preclude additional dividends being paid out by PTGi even if no offers for the tender are received?
A)	The indenture restricts PTGi’s ability to pay cash dividends. Aside from the $15 million general basket to be utilized for the special dividend, the indenture permits restricted payments to be made pursuant to a formula tied to PTGi’s EBITDA and interest expense for the period starting October 1, 2012, provided that PTGI’s consolidated leverage ratio does not exceed a specified level. We have not made any determinations regarding future dividends.

10)	Does the special dividend affect the CVRs?
A)	Yes. The CVRs have antidilution provisions with respect to the strike price and maximum number of CVR shares, to be effective immediately after the record or other effective date of the dividend. The adjustments are set forth in the agreement that governs the CVRs. The actual adjustments will be determined at the time of the record date for the dividend. PTGi will notify CVR holders upon the occurrence of the adjustment and expects to make the adjustment information publicly available after it has been determined.

11)	Are outstanding PTGi Warrants affected by the special dividend?
A)	Yes. The Warrants have antidilution provisions with respect to the strike price and maximum number of Warrant shares that will apply with respect to the dividend. The adjustments are set forth in the agreements that govern the Warrants. The actual adjustments will be determined at the time of the record date for the dividend. PTGi will notify Warrant holders upon the occurrence of the adjustment and expects to make the adjustment information publicly available after it has been determined.

12)	Under the terms of the Note indenture, isn’t PTGi obligated to use the proceeds of asset sales to offer to repurchase Notes?
A)	Yes, and the tender offer is for that purpose. Following the completion of the tender offer, any remaining funds will become available for general corporate purposes.

13)	Will management’s compensation – the RSUs and options – be affected by the dividend?
A)	The RSUs will be credited with $1.00 per share, to be paid out when the RSUs vest and are settled. The options will be adjusted according to the same formula used for the CVRs and Warrants.

14)	When will you start reporting the Canadian business in two segments? What will happen to corporate in the US?
A)	We plan to begin reporting two separate North American segments – a ‘pure play’ data center business unit; and a North American telecom unit focused on consumer, SME, and carrier voice and data services, including U.S. Retail – with our second quarter 2012 results report. We expect to provide more detail on corporate when we report Q2.

15)	What’s happening with the strategic review?
A)	As we have previously stated, we will not make announcements unless our board makes decisions or otherwise deems further disclosure appropriate. We have no further disclosures at this time.

16)	Might you buy back stock?
A)	Our previously announced stock repurchase program remains in effect through August 8, 2013 and could be extended by our board at that time, although we will have limited restricted payment capability immediately after the special dividend. The indenture governing our 10% notes limits the amount of stock that we may repurchase without note holder approval.